Exhibit 99.1

For Immediate Release	Contact: Greg Lemenchick Vice President - Investor Relations investorrelations@dominos.com

Domino’s Pizza® Announces Third Quarter 2026 Financial Results

Global retail sales growth (excluding foreign currency impact) of 3.2%

U.S. same store sales growth of 0.3%

International same store sales growth (excluding foreign currency impact) of 0.2%

Global net store growth of 175 stores, including 26 net store openings in the U.S. and 149 net store openings internationally

Income from operations increased 8.3%; excluding the $0.2 million negative impact of foreign currency exchange rates on international franchise royalty revenues, income from operations increased 8.4%

ANN ARBOR, Michigan, October 13, 2026: Domino’s Pizza, Inc. (Nasdaq: DPZ), the largest pizza company in the world, announced results for the third quarter of 2026.

“As I step into the CEO role, I am honored to lead Domino’s and build on the competitive advantages that have long set us apart: our iconic brand, best-in-class franchise system, global scale and proven operating capabilities,” said Joe Jordan, Domino’s Chief Executive Officer. “Our opportunity now is to capitalize on those strengths by getting even closer to our customers, helping our franchisees grow their profitability and turning our best performance into our everyday performance. By advancing winning ideas faster and executing them with greater clarity, speed and consistency, we can earn more occasions, continue gaining market share and create meaningful long-term value for shareholders. Domino’s has always been at its best when we are a step ahead. That mindset has helped us set the pace for the industry before, and it’s how we’ll push ourselves to do it again. I believe our next chapter will be our strongest yet.”

Third Quarter of 2026 Operational and Financial Highlights (Unaudited):

The tables below outline certain statistical measures utilized by the Company to analyze its performance, as well as key financial results. This historical data is not necessarily indicative of results to be expected for any future period. Refer to Comments on Regulation G below for additional details, including definitions of these statistical measures and certain reconciliations.

	Third Quarter		Three Fiscal Quarters
	2026	2025	2026	2025
Global retail sales: (in millions of U.S. dollars)
U.S. stores	$2,368.6	$2,320.4	$7,052.3	$6,896.8
International stores	2,471.8	2,375.8	7,377.8	6,933.5
Total	$4,840.4	$4,696.2	$14,430.1	$13,830.3

	Third Quarter		Three Fiscal Quarters
	2026	2025	2026	2025
Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 2.1%	+ 7.0%	+ 2.3%	+ 4.5%
International stores	+ 4.3%	+ 5.7%	+ 4.1%	+ 6.6%
Total	+ 3.2%	+ 6.3%	+ 3.2%	+ 5.5%

	Third Quarter		Three Fiscal Quarters
	2026	2025	2026	2025
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	+ 1.0%	+ 3.4%	+ 2.5%	+ 1.0%
U.S. franchise stores	+ 0.3%	+ 5.3%	+ 0.4%	+ 2.7%
U.S. stores	+ 0.3%	+ 5.2%	+ 0.4%	+ 2.7%
International stores (excluding foreign currency impact)	+ 0.2%	+ 1.7%	(0.1)%	+ 2.5%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Third quarter of 2026 store counts:
Store count at June 14, 2026	186	7,045	7,231	15,300	22,531
Openings	1	27	28	200	228
Closings	—	(2)	(2)	(51)	(53)
Store count at September 6, 2026	187	7,070	7,257	15,449	22,706
Third quarter 2026 net store growth	1	25	26	149	175
Trailing four quarters net store growth	5	162	167	789	956

	Third Quarter			Three Fiscal Quarters
(In millions, except percentages, percentage points, per-share data and leverage ratio)	2026	2025	Increase/ (Decrease)	2026	2025	Increase/ (Decrease)
Total revenues	$1,185.6	$1,147.1	+ 3.4%	$3,530.6	$3,404.3	+ 3.7%

Supply chain gross margin	12.2%	11.3%	+ 0.9 pp	12.1%	11.6%	+ 0.5 pp

Income from operations	$241.8	$223.2	+ 8.3%	$704.2	$658.3	+ 7.0%

Net income	$152.2	$139.3	+ 9.2%	$427.7	$420.1	+ 1.8%
Diluted earnings per share	$4.60	$4.08	+ 12.7%	$12.80	$12.22	+ 4.7%

Leverage ratio				4.2x	4.5x	(0.3)x

Net cash provided by operating activities				$520.6	$552.3	(5.7)%
Capital expenditures				(60.8)	(56.7)	+ 7.2%
Free cash flow				$459.8	$495.6	(7.2)%

•
Revenues increased $38.5 million, or 3.4%, in the third quarter of 2026 as compared to the third quarter of 2025, primarily due to higher supply chain revenues and higher global franchise royalty revenues. The increase in supply chain revenues was primarily attributable to higher order volumes, as well as an increase in the Company’s food basket pricing to stores, which increased 2.2% in the third quarter of 2026 as compared to the third quarter of 2025. U.S. and international franchise royalties and fees revenues increased primarily as a result of net store growth during the trailing four quarters. These increases in revenues were partially offset by lower U.S. Company-owned store revenues as a result of the refranchising of certain U.S. Company-owned store markets in the second quarter of 2026.

•
Supply chain gross margin increased 0.9 percentage points in the third quarter of 2026 as compared to the third quarter of 2025, primarily due to procurement productivity.
•
Income from operations increased $18.6 million, or 8.3%, in the third quarter of 2026 as compared to the third quarter of 2025. Excluding the negative impact of foreign currency exchange rates on international franchise royalty revenues of $0.2 million, income from operations increased $18.8 million, or 8.4%, primarily due to the increases in U.S. and international franchise royalties and fees revenues and gross margin dollar growth within supply chain.
•
Net income increased $12.9 million, or 9.2%, in the third quarter of 2026 as compared to the third quarter of 2025, primarily due to higher income from operations.
•
Diluted EPS was $4.60 in the third quarter of 2026 as compared to $4.08 in the third quarter of 2025, representing a $0.52, or 12.7%, increase. The increase in diluted EPS was driven by higher net income, as well as a lower weighted average diluted share count resulting from the Company’s share repurchases during the trailing four quarters.
•
Net cash provided by operating activities was $520.6 million in the three fiscal quarters of 2026 as compared to $552.3 million in the three fiscal quarters of 2025. The Company spent $60.8 million on capital expenditures in the three fiscal quarters of 2026 as compared to $56.7 million in the three fiscal quarters of 2025, resulting in free cash flow of $459.8 million in the three fiscal quarters of 2026 as compared to $495.6 million in the three fiscal quarters of 2025. The decrease in free cash flow was a result of the timing and amount of payments for advertising activities and the negative impact of changes in operating assets and liabilities. These decreases were partially offset by the increase in income from operations in the three fiscal quarters of 2026 (excluding the pre-tax realized gain on the sale of the Company’s fully depreciated corporate aircraft in the first quarter of 2026).

Quarterly Dividend

Subsequent to the end of the third quarter of 2026, on October 6, 2026, the Company’s Board of Directors declared a $1.99 per share quarterly dividend on its outstanding common stock for shareholders of record as of December 15, 2026, to be paid on December 30, 2026.

Share Repurchases

During the third quarter of 2026, the Company repurchased and retired 216,282 shares of common stock for a total of $73.6 million. During the three fiscal quarters of 2026, the Company repurchased and retired 848,503 shares of common stock for a total of $304.9 million. As of September 6, 2026, the Company had a total remaining authorized amount for share repurchases of $1.15 billion.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow, income from operations, excluding foreign currency impact and Consolidated Adjusted EBITDA. The Company has also included metrics such as global retail sales, global retail sales growth (excluding foreign currency impact), same store sales growth, net store growth, food basket pricing change, impact of changes in foreign currency exchange rates on international franchise royalty revenues and the leverage ratio, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “global retail sales,” a statistical measure, to refer to total worldwide retail sales at Company-owned and franchised stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and, in the U.S., advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza brand, and believes it is indicative of the financial health of the Company’s franchisee base. In addition, supply chain revenues are directly impacted by changes in franchise retail sales in the U.S. and Canada. As a result, sales by Domino’s franchisees have a direct effect on the Company’s profitability. Retail sales for franchised stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact,” is calculated as the change of local currency global retail sales against the comparable period of the prior year. Changes in global retail sales growth, excluding foreign currency impact are primarily driven by same store sales growth and net store growth.

The Company uses “same store sales growth,” a statistical measure, which is calculated for a given period by including only sales from stores that also had sales in the comparable weeks of both periods. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales. Same store sales growth for transferred stores is reflected in their current classification.

The Company uses “net store growth,” a statistical measure, which is calculated by netting gross store openings with gross store closures during the period. Transfers between Company-owned stores and franchised stores are excluded from the calculation of net store growth.

The Company uses “food basket pricing change,” a statistical measure, which is calculated as the percentage change of the food basket (including both food and cardboard products) purchased by an average U.S. store (based on average weekly unit sales) from U.S. supply chain centers against the comparable period of the prior year. The Company believes that the food basket pricing change is important to understanding Company performance because as food basket prices fluctuate, revenues, cost of sales and gross margin percentages in the Company’s supply chain segment also fluctuate. Additionally, cost of sales, gross margins and gross margin percentages for the Company’s U.S. Company-owned stores also fluctuate.

The Company uses “free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The most directly comparable financial measure calculated and presented in accordance with GAAP is net cash provided by operating activities. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure that communicates how much cash flow is available for working capital needs or repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

The Company uses “income from operations, excluding foreign currency impact,” which is calculated as income from operations as reported under GAAP, less the “impact of changes in foreign currency exchange rates on international franchise royalty revenues,” a statistical measure. The most directly comparable financial measure calculated and presented in accordance with GAAP is income from operations. The impact of changes in foreign currency exchange rates on international franchise royalty revenues is calculated as the difference in international franchise royalty revenues resulting from translating current period local currency results to U.S. dollars at current period exchange rates as compared to prior period exchange rates. The Company believes that the impact of changes in foreign currency exchange rates on international franchise royalty revenues is important to understanding Company performance given the significant variability in international franchise royalty revenues that can be driven by changes in foreign currency exchanges rates. International franchise royalty revenues do not have a cost of sales component, so changes in these revenues have a direct impact on income from operations.

The Company uses “Consolidated Adjusted EBITDA,” which is calculated as income from operations as reported under GAAP, excluding depreciation and amortization, non-cash equity-based compensation expense, gains and losses from the sale and disposal of assets and refranchising gains and losses, each as reported under GAAP. Consolidated Adjusted EBITDA is defined in the base indenture governing the Company’s securitized debt and is used by the Company and investors to calculate the leverage ratio (defined below), and other ratios defined in the indenture governing the Company’s securitized debt. As such, Consolidated Adjusted EBITDA is important to investors and other interested persons to understand the financial performance of the Company, and to assess the ability of the Company to meet its financial obligations.

The Company uses the “leverage ratio1,” which is calculated as the Company’s securitized debt related to its fixed-rate notes and borrowings under its variable funding notes, divided by Consolidated Adjusted EBITDA on a trailing four quarters basis. The Company has historically operated with a leverage ratio between four and six times. The Company reviews its leverage ratio on at least a quarterly basis and believes its leverage ratio is important to investors and other interested persons to understand the capital structure of the Company, and to assess the ability of the Company to meet its financial obligations.

The reconciliation of the leverage ratio for the third quarters of 2026 and 2025 is as follows below.

	September 6, 2026		September 7, 2025
2017 Ten-Year Notes	$940,000		$940,000
2018 9.25-Year Notes	379,000		379,000
2019 Ten-Year Notes	648,000		648,000
2021 7.5-Year Notes	826,625		826,625
2021 Ten-Year Notes	972,500		972,500
2025 Five-Year Notes	500,000		500,000
2025 Seven-Year Notes	500,000		500,000
Total fixed-rate notes	$4,766,125		$4,766,125

Income from operations – third quarter of 2026 and 2025	$241,773		$223,168
Income from operations – second quarter of 2026 and 2025	232,039		225,044
Income from operations – first quarter of 2026 and 2025	230,357		210,095
Income from operations – fourth quarter of 2025 and 2024	295,667		273,652
Income from operations – trailing four quarters	$999,836		$931,959

Depreciation and amortization – trailing four quarters	$89,200		$87,886
Non-cash equity-based compensation expense – trailing four quarters	43,803		43,395
Refranchising gain – trailing four quarters	(4,025)		(3,883)
Gain on sale of assets – trailing four quarters	(7,780)		—
Loss on disposal of assets – trailing four quarters	2,331		1,730
Reconciliation of income from operations to Consolidated Adjusted EBITDA – trailing four quarters	$123,529		$129,128

Consolidated Adjusted EBITDA – trailing four quarters	$1,123,365		$1,061,087
Leverage ratio	4.2	x	4.5	x

(1)	The Company also calculates and reviews its Senior Leverage Ratio and Holdco Leverage Ratio as defined in the indenture governing the Company’s securitized debt.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q today. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 8:30 a.m. (Eastern) to review its third quarter 2026 financial results. The webcast is available at ir.dominos.com and will be archived for one year.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout. It ranks among the world’s top public restaurant brands with a global enterprise of more than 22,700 stores in over 90 markets. Domino’s had global retail sales of over $20.7 billion in the trailing four quarters ended September 6, 2026. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the third quarter of 2026. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2025 via digital channels and has developed many innovative ordering platforms.

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Please visit our Investor Relations website at ir.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, store growth and the growth of our U.S. and international business in general, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events that reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial indebtedness and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; our ability to successfully implement our growth strategy, including through our participation in the third-party order aggregation marketplace; labor shortages or changes in operating expenses resulting from increases in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs or negative economic conditions; the effectiveness of our advertising, operations and promotional initiatives; shortages, interruptions or disruptions in the supply or delivery of fresh food products and store equipment; the additional risks our international operations subject us to, which may differ in each country in which we and our franchisees do business; the dependence of our earnings and business growth strategy on the success of our franchisees; our ability and that of our franchisees to successfully operate in the current and future credit environment; the impact of social media, the rise of artificial intelligence–generated content, or a boycott on our business, brand and reputation; the impact of new or improved technologies, including artificial intelligence, and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence or negative economic conditions in general; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation and maintain demand for new stores; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation or regulation, including changes in laws and regulations regarding information privacy, payment methods, advertising and consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products or food tampering or other events that may impact our reputation; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the impact that environmental, social and governance matters may have on our business and reputation; the effect of war, terrorism, catastrophic events, geopolitical or reputational considerations or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 6, 2026	% of Total Revenues	September 7, 2025	% of Total Revenues
(In thousands, except share and per-share data)
Revenues:
U.S. Company-owned stores	$61,432		$82,749
U.S. franchise royalties and fees	165,638		157,155
Supply chain	746,154		696,959
International franchise royalties and fees	83,700		78,549
U.S. franchise advertising	128,674		131,642
Total revenues	1,185,598	100.0%	1,147,054	100.0%
Cost of sales:
U.S. Company-owned stores	54,090		69,258
Supply chain	655,129		617,894
Total cost of sales	709,219	59.8%	687,152	59.9%
Gross margin	476,379	40.2%	459,902	40.1%
General and administrative	105,726	8.9%	105,092	9.1%
U.S. franchise advertising	128,674	10.9%	131,642	11.5%
Refranchising loss	206	0.0%	—	—
Income from operations	241,773	20.4%	223,168	19.5%
Other expense	(2,539)	(0.2)%	(3,017)	(0.3)%
Interest expense, net	(44,160)	(3.7)%	(40,952)	(3.6)%
Income before provision for income taxes	195,074	16.5%	179,199	15.6%
Provision for income taxes	42,895	3.7%	39,880	3.5%
Net income	$152,179	12.8%	$139,319	12.1%
Earnings per share:
Common stock – diluted	$4.60		$4.08
Weighted average diluted shares	33,114,893		34,146,418

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 6, 2026	% of Total Revenues	September 7, 2025	% of Total Revenues
(In thousands, except share and per-share data)
Revenues:
U.S. Company-owned stores	$225,359		$266,803
U.S. franchise royalties and fees	487,817		464,416
Supply chain	2,176,835		2,053,945
International franchise royalties and fees	246,502		231,272
U.S. franchise advertising	394,106		387,818
Total revenues	3,530,619	100.0%	3,404,254	100.0%
Cost of sales:
U.S. Company-owned stores	198,653		224,242
Supply chain	1,912,847		1,815,993
Total cost of sales	2,111,500	59.8%	2,040,235	59.9%
Gross margin	1,419,119	40.2%	1,364,019	40.1%
General and administrative	332,505	9.4%	321,777	9.5%
U.S. franchise advertising	394,106	11.2%	387,818	11.4%
Refranchising gain	(3,881)	(0.1)%	(3,883)	(0.1)%
Gain on sale of assets	(7,780)	(0.2)%	—	—
Income from operations	704,169	19.9%	658,307	19.3%
Other (expense) income	(20,895)	(0.6)%	5,036	0.2%
Interest expense, net	(132,329)	(3.7)%	(123,411)	(3.6)%
Income before provision for income taxes	550,945	15.6%	539,932	15.9%
Provision for income taxes	123,205	3.5%	119,871	3.6%
Net income	$427,740	12.1%	$420,061	12.3%
Earnings per share:
Common stock – diluted	$12.80		$12.22
Weighted average diluted shares	33,416,210		34,366,396

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 6, 2026	December 28, 2025
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$229,035	$125,675
Restricted cash and cash equivalents	167,958	216,110
Accounts receivable, net	286,489	315,958
Inventories	89,535	79,189
Prepaid expenses and other	45,775	39,767
Advertising fund assets, restricted	97,983	117,502
Total current assets	916,775	894,201
Property, plant and equipment, net	375,415	324,022
Operating lease right-of-use assets	225,213	219,485
Investment in DPC Dash	15,175	36,070
Other assets	233,795	242,681
Total assets	$1,766,373	$1,716,459
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$1,326,786	$6,131
Accounts payable	132,253	135,029
Operating lease liabilities	46,150	47,553
Advertising fund liabilities	96,639	115,412
Other accrued liabilities	277,622	237,496
Total current liabilities	1,879,450	541,621
Long-term liabilities:
Long-term debt, less current portion	3,559,118	4,810,683
Operating lease liabilities	189,769	183,917
Other accrued liabilities	93,134	81,380
Total long-term liabilities	3,842,021	5,075,980
Total stockholders’ deficit	(3,955,098)	(3,901,142)
Total liabilities and stockholders’ deficit	$1,766,373	$1,716,459

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 6, 2026	September 7, 2025
(In thousands)
Cash flows from operating activities:
Net income	$427,740	$420,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,501	61,128
Refranchising gain	(3,881)	(3,883)
Gain on sale of assets	(7,780)	—
Loss on disposal of assets	1,181	703
Amortization of debt issuance costs	4,455	3,768
Provision for deferred income taxes	12,009	9,255
Non-cash equity-based compensation expense	30,843	31,681
Excess tax benefits from equity-based compensation	(1,026)	(2,751)
Provision (benefit) for losses on accounts and notes receivable	418	(49)
Unrealized and realized loss (gain) on investments, net	20,895	(5,036)
Changes in operating assets and liabilities	(5,126)	10,242
Changes in advertising fund assets and liabilities, restricted	(20,628)	27,137
Net cash provided by operating activities	520,601	552,256
Cash flows from investing activities:
Capital expenditures	(60,829)	(56,667)
Proceeds from sale of assets	27,623	8,458
Sale of investments	—	44,085
Other	(961)	(1,939)
Net cash used in investing activities	(34,167)	(6,063)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,000,000
Repayments of long-term debt and finance lease obligations	(4,097)	(1,147,773)
Proceeds from exercise of stock options	9,205	12,882
Purchases of common stock	(308,239)	(277,698)
Tax payments for restricted stock upon vesting	(14,204)	(10,862)
Payments of common stock dividends and equivalents	(134,331)	(119,503)
Cash paid for financing costs	—	(15,287)
Net cash used in financing activities	(451,666)	(558,241)
Effect of exchange rate changes on cash	(338)	1,487
Change in cash and cash equivalents, restricted cash and cash equivalents	34,430	(10,561)

Cash and cash equivalents, beginning of period	125,675	186,126
Restricted cash and cash equivalents, beginning of period	216,110	195,370
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	92,200	80,928
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	433,985	462,424

Cash and cash equivalents, end of period	229,035	139,728
Restricted cash and cash equivalents, end of period	167,958	202,501
Cash and cash equivalents included in advertising fund assets, restricted, end of period	71,422	109,634
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$468,415	$451,863

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